FOR RELEASE: May 10, 2012

Contact: Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com

Gretchen Toner
Manager, Strategic Communications
610.645.1175
gmtoner@aquaamerica.com

AQUA AMERICA APPOINTS NEW SENIOR VP AND GENERAL COUNSEL; AND VICE PRESIDENT, CORPORATE
DEVELOPMENT

BRYN MAWR, PA, May 10, 2012 – Aqua America, Inc.’s (NYSE: WTR) Board of Directors has appointed two company employees to officer positions. Christopher P. Luning was appointed senior vice president, general counsel and secretary, replacing Chief Administrative Officer, General Counsel and Secretary Roy Stahl who is retiring after a 30-year career with Aqua America during which he played a vital role in the divestiture of the company’s non-regulated non-utility businesses and its successful growth-through acquisition strategy, which allowed Aqua America to triple its customer base during his tenure. William B. Davis was appointed vice president, corporate development.

Luning, an accomplished attorney and 10-year veteran of Aqua America, will report directly to Chairman and CEO Nicholas DeBenedictis in his new role. He was previously vice president, corporate development, responsible for leading the company’s corporate development activities, which has resulted in the company tripling its customer base in the last 10 years. “His excellent legal skill coupled with the experience he has gained working as counsel and leading our corporate development efforts will serve him well as he begins his new position with the company, said Aqua America Chairman and CEO Nicholas DeBenedictis. “I look forward to working with him in his new role.”

Luning joined Aqua America in 2003 as assistant general counsel. He was promoted in 2005 to vice president and deputy general counsel. Throughout his tenure at Aqua America, Luning has worked closely with the corporate development team in negotiating and closing numerous acquisitions and other growth ventures.

Luning earned his B.S. business/political science from Albright College and his J.D. in 1993 from Villanova University.

Luning will be replaced by Davis who previously served as president of Aqua America’s New Jersey subsidiary, Aqua New Jersey. In his new role, Davis is responsible for leading the company’s corporate development activities with primary responsibility for pursuing acquisitions of municipal and private regulated water and wastewater companies as well as unregulated business opportunities.

Davis joined Aqua America in 2007 as controller of Aqua New Jersey. He was promoted in 2008 to president of Aqua New Jersey, the position he held at the time of his promotion. As president of Aqua New Jersey, Davis helped target potential acquisitions in that state and played a key role in the negotiations of successful deals. In addition to his experience with Aqua New Jersey, Davis has extensive previous experience in both buy- and sell- side transactions for a variety of capital intensive and natural resource businesses. “Bill’s previous M&A experience coupled with his operations experience will be invaluable as he begins his corporate development responsibilities,” said DeBenedictis.

Davis will head a corporate development team that includes in-depth involvement from each operating division president and corporate development managers in the company’s state operations as well as senior management in charge of non-regulated ventures. He will report directly to Aqua America Executive Vice President Karl Kyriss who is also president of a new business unit – Aqua Capital Ventures. “Our corporate development team has evolved over the past four years so our state operations have locally knowledgeable managers for corporate development. Also, each state president has responsibility to take an active role in growing the customer base in their state,” said DeBenedictis.

Davis earned his B.S. in marketing from Pennsylvania State University and his MBA in finance from The Wharton School at The University of Pennsylvania.

DeBenedictis said he looks forward to working with Luning and Davis as the company continues to pursue its growth-through-acquisition strategy. He commended Stahl on a stellar career with the company, which he said included many landmark events. “Roy is an excellent attorney whose legal talent has been crucial to myriad events at the company, not the least of which were the negotiation of the company’s largest merger with the former Consumers Water Company and the acquisition of the former AquaSource companies, which significantly increased our customer base and expanded our operations into several new states,” said DeBenedictis. “His contributions have been significant and he will be missed. The entire Board of Directors and I wish him well as he begins his retirement.”

Aqua America, Inc. is a U.S.-based publicly traded water and wastewater utility holding company, serving approximately three million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

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